EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS THIRD QUARTER 2005 RESULTS

CHERRY HILL, NJ, March 8, 2006 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter ended December 31, 2005.

Net revenues for the quarter ended December 31, 2005 were $14.1 million compared to $16.4 million reported for the third quarter of 2005. Net income for the fourth quarter of 2005 was $192,000 or $0.02 per diluted share, compared to net income of $393,000 or $0.04 per diluted share for the third quarter of 2005. Results for the fourth quarter of 2005 include restructuring and other charges of approximately $124,000 related to inTEST's previously announced restructuring efforts compared to $28,000 for the quarter ended September 30, 2005. The restructuring charge accrued during the fourth quarter of 2005 related to costs associated with exiting a lease on the Company's former UK operations.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "Our results underscore the success of our significant cost cutting initiatives, which have better positioned inTEST for profitability in both up and down cycles. As expected, bookings declined in the fourth quarter of 2005 due to the fact that certain customer programs were accelerated during the prior quarter. This resulted in bookings being pulled into the third quarter from the fourth quarter of 2005. Actual bookings in the fourth quarter of 2005 were $13.3 million, compared to $16.7 million in the third quarter of 2005. We believe bookings in the first quarter of 2006 will increase over the level experienced in the fourth quarter of 2005. We remain encouraged by positive trends in our business. As an example, we recently signed a significant contract with a major semiconductor manufacturer. This contract is expected to be a driver of our tester interface business in 2007 with shipments beginning in the latter part of 2006."

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "This was another encouraging quarter for us. Our revenue for the quarter came in as expected, while our lower operating base resulted in net income at the high end of our prior guidance. Our positive financial performance during the fourth quarter resulted in our cash and cash equivalents increasing to $7.3 million. Based on current customer forecasts, we expect net revenues will be in the range of $13.0 million to $14.5 million for the quarter ending March 31, 2006, with financial results ranging from a pre-tax loss of $(0.02) per diluted share to pre-tax earnings of $0.05 per diluted share. This guidance is before any additional costs associated with our restructuring efforts."

Investor Conference Call / Webcast Details

inTEST will review fourth quarter 2005 results and discuss management's expectations for the first quarter of 2006 and current views of the industry today, Wednesday, March 8, 2006 at 9:00 a.m. EST. The conference call will be available at www.intest.com and by telephone at (201) 689-8560 or toll free at (877) 407-0784. A replay of the call will be available 2 hours following the call through 11:59 p.m. EST on Wednesday, March 15 at http://www.intest.com and by telephone at (201) 612-7415 or toll free at (877) 660-6853. The account number to access the replay is 3055 and the conference ID number is 189861. A transcript of the conference call will be filed as an exhibit to a Current Report on Form 8-K as soon as practicable after the conference call is completed.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Abbas Qasim, 646-536-7014
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Year Ended
	12/31/2005	12/31/2004	9/30/2005	12/31/2005	12/31/2004
Net revenues	$14,071	$11,980	$16,448	$53,359	$71,211
Gross margin	5,902	3,380	6,469	19,726	28,790
Operating expenses:
Selling expense	1,904	2,961	2,545	8,928	12,213
Engineering and product development expense	1,483	1,512	1,522	5,941	6,461
General and administrative expense	1,957	1,689	1,912	7,847	7,823
Restructuring and other charges	124	627	28	572	627
Operating income (loss)	434	(3,409)	462	(3,562)	1,666
Other income (expense)	(16)	(88)	54	178	2
Earnings (loss) before income taxes	418	(3,497)	516	(3,384)	1,668
Income tax expense (benefit)	226	(23)	123	236	398
Net earnings (loss)	192	(3,474)	393	(3,620)	1,270

Net earnings (loss) per share - basic	$0.02	$(0.40)	$0.05	$(0.41)	$0.15
Weighted average shares outstanding - basic	8,932	8,691	8,824	8,807	8,480

Net earnings (loss) per share - diluted	$0.02	$(0.40)	$0.04	$(0.41)	$0.14
Weighted average shares outstanding - diluted	9,006	8,691	8,912	8,807	8,804

Condensed Consolidated Balance Sheets Data:
	As of
	12/31/2005	9/30/2005	12/31/2004
Cash and cash equivalents	$ 7,295	$ 6,724	$ 7,686
Trade accounts and notes receivable, net	9,443	10,162	6,771
Inventories	6,235	7,137	9,401
Total current assets	23,606	24,872	25,430
Net property and equipment	3,951	4,244	4,554
Total assets	30,869	32,204	33,167
Accounts payable	2,527	4,207	2,102
Accrued expenses	4,295	4,356	4,327
Total current liabilities	7,411	9,011	7,002
Noncurrent liabilities	652	683	47
Total stockholders' equity	22,806	22,510	26,118